EXHIBIT 99.3

PRESS RELEASE


ENRON SPECIAL COMMITTEE COMPLETES INVESTIGATION AND ISSUES REPORT

FOR IMMEDIATE RELEASE: Saturday, February 2, 2002

HOUSTON - Enron Corp. (ENRNQ) announced that the Special Investigative Committee of the Board of Directors has completed Its previously announced investigation and review of transactions between Enron and certain related parties, and today delivered its 203-page report to the full Board. The full text of the Special Investigative Committee's report is available on the website of Ihe United States Bankruptcy Court for the Southern District of tew York at www.nysb.uscourts.gov/.

The Special Committee was established by the Enron Board on Oct. 28, 2001. The completion and release of the Special Committee Report is an important step in the Company's effort to stabilize and reorganize its businesses, protect 20,000 jobs and embark on a productive future.

The Board of Directors reviewed the report in detail and directed that it be immediately filed with the Bankruptcy Court and provided to the United States Department of Justice, the Securities and Exchange Commission and the various Congressional Committees conducting hearings with respect to Enron. The Board Also reaffirmed that Enron will continue to cooperate fully with all governmental inquiries and investigations.

The report has made the Board aware of numerous past events for The first time. These events are deeply regretted by the Board.

The Board is in the process of forming a Restructuring Committee, which will consist of Raymond S. Troubh, a recently appointed independent director who served on the Special Investigative Committee, and at least two other new independent directors to be identified by the Nominating and Governance Committee, which also will consult with the Creditors Committee. Stephen Cooper, the recently elected chief restructuring officer and acting chief executive officer, will be an ex-officio member of the Committee.

The Board also directed its counsel, Weil, Gotshal & Manges LLP, in cooperation with the Creditors Committee in the Chapter 11 case, to review the report and make recommendations concerning the steps which should be taken based on the report, including further investigations and appropriate legal actions.

William C. Powers, Jr., chairman of the Special Committee, said, "the Committee's report is the result of an extensive review and investigation involving 430,000 pages of documents, and interviews of more than 65 people, conducted over approximately three months with the assistance of experienced legal counsel from Wilmer, Cutler & Pickering and the accounting advice of the firm, Deloitte C Touche LLP." Board members Troubh and Herbert S. Winokur, Jr. were members of the committee.

Enron delivers energy and other physical commodities and provides other energy services to customers around the world. Enron's internet address is www.enron.com.


                                      ###